Press Release
FOR RELEASE: September 21, 2021

APOGEE ENTERPRISES REPORTS FISCAL 2022 SECOND-QUARTER RESULTS

•Second-quarter revenue grows to $326 million, up 2 percent compared to the prior year

•Second-quarter loss of $(0.08) per diluted share, which includes $20.8 million of pre-tax restructuring costs

•Adjusted earnings of $0.53 per diluted share

•Continued strong cash flow, with $48 million of cash from operations in the second quarter

MINNEAPOLIS, MN, September 21, 2021 – Apogee Enterprises, Inc. (Nasdaq: APOG) today announced its fiscal 2022 second-quarter results. Second-quarter revenue grew 2.0 percent to $325.8 million, compared to $319.5 million in the second quarter of fiscal year 2021, led by growth in Architectural Services and Large-Scale Optical. The company reported a net loss of $(0.08) per diluted share, which included $20.8 million of pre-tax costs related to previously announced restructuring actions. This compares to earnings of $0.67 per diluted share in the prior-year quarter, and $0.42 in the first quarter of fiscal 2022. Adjusted earnings, which exclude the impact of the restructuring costs, were $0.53 per diluted share, compared to $0.73 in the second quarter of fiscal 2021, and $0.42 in the first quarter of fiscal 2022.1

Commentary
“We continued to drive progress in the second quarter, despite on-going challenges in our operating environment,” said Ty R. Silberhorn, Chief Executive Officer. “I am proud of our team’s efforts this quarter, as we delivered sequential adjusted earnings growth compared to the first quarter of fiscal 2022, driven by strong performance in Architectural Services and Large-Scale Optical. The business also continued to generate solid cash flow, which we used to strengthen our balance sheet and return cash to shareholders. We achieved these gains in the face of significant cost inflation, supply chain challenges, and construction end markets that remain well below pre-pandemic levels.”

1 Adjusted earnings and adjusted earnings per share are non-GAAP financial measures. See Use and Reconciliation of Non-GAAP Financial Measures later in this press release for more information and a reconciliation to the most directly comparable GAAP measures.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Mr. Silberhorn continued, “We are taking steps to protect our margins in the near-term, including pricing actions, closely managing costs, and focusing on stronger operational execution. We are also taking action to better position Apogee for the long-term, by beginning to implement our new strategy and driving progress on our enterprise transformation initiatives.”

Segment Results

Architectural Framing Systems
Architectural Framing Systems second-quarter revenue was $150.0 million, compared to $152.9 million in the prior-year period, primarily reflecting lower volume, partially offset by improved pricing. Framing Systems had second-quarter operating income of $8.3 million, which included $2.0 million of restructuring costs. This compares to operating income of $11.7 million in last year’s second quarter. Excluding the restructuring costs, adjusted operating income2 was $10.3 million, compared to $11.7 million in last year’s second quarter, primarily reflecting increased costs for materials and freight, and lower volume, partially offset by improved pricing and benefits from restructuring actions implemented in fiscal 2021. Segment backlog decreased to $406 million, compared to $423 million at the end of the first quarter.

Architectural Glass
Architectural Glass revenue in the second quarter was $79.4 million, compared to $86.6 million in the prior-year quarter, primarily reflecting lower volume. Architectural Glass had a second-quarter operating loss of $(17.0) million, which included $17.4 million of restructuring costs. This compares to operating income of $5.0 million in last year’s second quarter. Excluding the restructuring costs, adjusted operating income2 was $0.4 million, down from $5.0 million in the prior-year quarter, primarily due to increased costs for materials and freight, and lower volume, partially offset by an improved sales mix and increased factory productivity.

Architectural Services
Architectural Services revenue grew 13 percent to $83.0 million, from $73.7 million in the prior-year quarter, driven by increased volume from executing projects in backlog. Second-quarter operating income increased to $7.2 million, compared to $6.6 million in the prior-year period, primarily reflecting the increased volume, partially offset by a less favorable project mix. Segment backlog grew to $572 million, up from $559 million at the end of the first quarter.

Large-Scale Optical
Large-Scale Optical revenue was $23.5 million, up from $16.9 million in the second quarter last year, driven by a more favorable sales mix and increased volume, as demand recovered from the impact of COVID in the prior year. In the prior year, the segment’s manufacturing operations were closed for a large part of the second quarter and customer demand was significantly lower due to COVID. Operating income improved to $5.5 million, up from $2.1 million in last year’s second quarter, primarily driven by the improved sales mix and increased volume.

Corporate and Other
Corporate and other costs in the second quarter increased to $7.1 million, up from $2.2 million in the prior-year quarter, primarily due to investments in transformation initiatives and increased health care costs. Corporate costs in the second quarter also included $1.4 million of restructuring costs. Corporate and other costs in last year’s second quarter included $1.3 million of COVID-related costs and $1.0 million of costs related to acquired project matters.

2 Adjusted operating income and adjusted operating margin are non-GAAP financial measures. See Use and Reconciliation of Non-GAAP Financial Measures later in this press release for more information and a reconciliation to the most directly comparable GAAP measures.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Financial Condition
Fiscal year to date, net cash provided by operating activities was $54.9 million, compared to $85.3 million in the first half of fiscal 2021. Cash flow in the prior-year period benefited from reduced working capital and temporary actions related to COVID. Capital expenditures through the first half of the fiscal year were $10.1 million, compared to $14.2 million in the same period last year. In the second quarter, the company repurchased 248,500 shares of stock for $9.8 million. Fiscal year to date, the company has returned $32.5 million of cash to shareholders through share repurchases and dividend payments, up from $14.5 million in the first half of fiscal 2021.

Quarter-end total debt was $163 million, compared to $168 million at the end of last year’s second quarter. Cash and cash equivalents were $61.8 million, compared to $19.0 million at the end of the second quarter of fiscal 2021.

Restructuring
On August 11, 2021, the company announced plans to realign and simplify its business structure. During the second quarter, the company incurred $20.8 million of pre-tax restructuring charges related to this announcement, primarily for asset impairments and employee severance. $18.5 million of the restructuring costs were included in cost of sales and $2.3 million were included in selling, general and administrative expenses. The company anticipates approximately $5 million of additional pre-tax restructuring costs related to the August announcement, which it expects to incur during the remainder of fiscal year 2022.

Outlook
The company previously provided guidance of full-year GAAP earnings in the range of $2.20 to $2.40 per diluted share. The company is now providing guidance of full year adjusted earnings in the range of $2.20 to $2.40 per diluted share, which excludes the impact of restructuring costs. This guidance includes $7 to $10 million of expected pre-tax costs related to investments in transformation initiatives. The company anticipates significant cost inflation through the remainder of the fiscal year, which it will work to mitigate through pricing actions, improved execution, and cost-savings measures. The company expects a tax rate of approximately 24.5 percent in the second half of fiscal 2022, and now expects full-year capital expenditures of approximately $35 million, down from the previous guidance of approximately $45 million.

Conference Call Information
The company will host a conference call today at 8:00 a.m. Central Time to discuss its financial results and provide a business update. This call will be webcast and is available in the Investor Relations section of the company’s website, along with presentation slides, at https://www.apog.com/events-and-presentations. The webcast also will be archived for replay on the company’s website.

About Apogee Enterprises
Apogee Enterprises, Inc. (Nasdaq: APOG) delivers distinctive solutions for enclosing commercial buildings and framing art. Headquartered in Minneapolis, MN, we are a leader in architectural products and services, providing architectural glass, aluminum framing systems and installation services for buildings, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Use of Non-GAAP Financial Measures
This release and other financial communications may contain the following non-GAAP measures:

•Adjusted operating income, adjusted operating margin, adjusted net earnings and adjusted earnings per diluted share (“adjusted earnings per share” or “adjusted EPS”) are used by the company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period. Examples of items excluded to arrive at this adjusted measure in recent reporting periods include:

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

impairment charges, restructuring costs, acquired project-related charges, and COVID-19 related expenditures.
•Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of its financial strength. However, free cash flow does not fully reflect the company’s ability to freely deploy generated cash, as it does not reflect, for example, required payments on indebtedness and other fixed obligations.
•Net Debt is a non-GAAP measure defined as the sum of long-term and current debt on our consolidated balance sheet, less cash and cash equivalents. The company considers this measure helpful to evaluate our capital structure and financial leverage, and our ability to fund investing and financing activities.
•Adjusted EBITDA represents net income before interest, taxes, depreciation, amortization and certain non-cash, non-recurring and other adjustment items. We believe this metric provides useful information to investors and analysts about the Company's performance because it eliminates the effects of certain items that are unusual in nature or whose fluctuation from period to period do not necessarily correspond to changes in the operations of the company.

Another non-GAAP operational measure that management uses is backlog. Backlog represents the dollar amount of signed contracts or firm orders, generally as a result of a competitive bidding process, which is expected to be recognized as revenue. Backlog is not a term defined under U.S. GAAP and is not a measure of contract profitability. Backlog should not be used as the sole indicator of future segment revenue because we have a substantial number of projects with short lead times that book-and-bill within the same reporting period and are not included in backlog.

Management uses these non-GAAP measures to evaluate the company’s historical and prospective financial performance, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. These non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should” and similar expressions are intended to identify “forward-looking statements”. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the results, performance, financial condition, prospects and opportunities of the company , including the following: (A) uncertainty regarding the potential impacts and duration of the COVID-19 pandemic; (B) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the condition of the U.S. economy, which impact our large-scale optical segment; (C) fluctuations in foreign currency exchange rates; (D) actions of new and existing competitors; (E) ability to effectively utilize and increase production capacity; (F) departure of key personnel and ability to source sufficient labor; (G) product performance, reliability and quality issues; (H) project management and installation issues that could affect the profitability of individual contracts; (I) changes in consumer and customer preference, or architectural trends and building codes; (J) dependence on a relatively small number of customers in certain business segments; (K) revenue and operating results that could differ from market expectations; (L) self-insurance risk related to a material product liability or other event for which the company is liable; (M) dependence on information technology systems and information security concerns; (N) cost of compliance with and changes in environmental regulations; (O) fluctuations in the availability and cost of materials used in our products and the impact of trade; (P) integration of recent acquisitions and management of acquired contracts; (Q) impairment of goodwill or indefinite-lived intangible assets; (R) our ability to effectively develop and execute our enterprise transformation and strategy initiatives; (S) increases in costs related to employee health care benefits; and (T) risks that anticipated results from business restructuring initiatives will not be achieved, implementation of cost-saving and business

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

restructuring initiatives may take more time or cost more than expected, the anticipated cost savings may be materially less than anticipated, and the restructuring may result in disruption in delivery of services to our customers. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results, performance, prospects, or opportunities. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended February 27, 2021 and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact
Jeff Huebschen
Vice President, Investor Relations & Communications
952.487.7538
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
(In thousands, except per share amounts)	August 28, 2021	August 29, 2020	% Change	August 28, 2021	August 29, 2020	% Change
Net sales	$325,797	$319,483	2%	$651,803	$608,578	7%
Cost of sales	277,795	243,296	14%	536,091	472,141	14%
Gross profit	48,002	76,187	(37)%	115,712	136,437	(15)%
Selling, general and administrative expenses	51,070	52,972	(4)%	102,739	106,754	(4)%
Operating (loss) income	(3,068)	23,215	N/M	12,973	29,683	(56)%
Interest expense, net	1,072	1,324	(19)%	2,310	2,739	(16)%
Other income (expense), net	105	1,260	(92)%	(209)	213	N/M
(Loss) earnings before income taxes	(4,035)	23,151	N/M	10,454	27,157	(62)%
Income tax (benefit) expense	(1,919)	5,493	N/M	1,753	6,623	(74)%
Net (loss) earnings	$(2,116)	$17,658	N/M	$8,701	$20,534	(58)%

(Loss) earnings per share - basic	$(0.08)	$0.68	N/M	$0.34	$0.78	(56)%
Weighted average basic shares outstanding	25,140	26,156	(4)%	25,271	26,162	(3)%
(Loss) earnings per share - diluted	$(0.08)	$0.67	N/M	$0.34	$0.77	(56)%
Weighted average diluted shares outstanding	25,140	26,525	(5)%	25,637	26,507	(3)%
Cash dividends per common share	$0.2000	$0.1875	7%	$0.4000	$0.3750	7%

Business Segment Information
(Unaudited)
	Three Months Ended			Six Months Ended
(In thousands)	August 28, 2021	August 29, 2020	% Change	August 28, 2021	August 29, 2020	% Change
Net sales
Architectural Framing Systems	$149,972	$152,927	(2)%	$301,812	$303,091	—%
Architectural Glass	79,373	86,584	(8)%	162,404	163,495	(1)%
Architectural Services	83,031	73,670	13%	158,686	137,221	16%
Large-Scale Optical	23,543	16,860	40%	47,772	23,171	106%
Intersegment eliminations	(10,122)	(10,558)	(4)%	(18,871)	(18,400)	3%
Net sales	$325,797	$319,483	2%	$651,803	$608,578	7%
Operating income (loss)
Architectural Framing Systems	$8,278	$11,697	(29)%	$16,338	$18,993	(14)%
Architectural Glass	(16,995)	4,976	N/M	(14,867)	4,482	N/M
Architectural Services	7,242	6,569	10%	11,779	11,912	(1)%
Large-Scale Optical	5,483	2,149	155%	11,330	(984)	N/M
Corporate and other	(7,076)	(2,176)	(225)%	(11,607)	(4,720)	(146)%
Operating (loss) income	$(3,068)	$23,215	N/M	$12,973	$29,683	(56)%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands)	August 28, 2021	February 27, 2021
Assets
Cash and cash equivalents	$61,821	$47,277
Current assets	282,073	303,397
Net property, plant and equipment	272,994	298,443
Other assets	359,565	365,982
Total assets	$976,453	$1,015,099
Liabilities and shareholders' equity
Current liabilities	198,649	215,552
Current debt	1,000	2,000
Long-term debt	162,000	163,000
Other liabilities	138,243	141,802
Shareholders' equity	476,561	492,745
Total liabilities and shareholders' equity	$976,453	$1,015,099

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Statement of Cash Flows
(Unaudited)
	Six Months Ended
(In thousands)	August 28, 2021	August 29, 2020
Net earnings	$8,701	$20,534
Depreciation and amortization	25,808	25,284
Share-based compensation	3,261	3,662
Asset impairment	15,403	—
Other, net	879	14,016
Changes in operating assets and liabilities:
Receivables	15,520	31,212
Inventories	(3,607)	846
Costs and earnings on contracts in excess of billings	3,212	43,091
Accounts payable and accrued expenses	(10,895)	(36,922)
Billings on contracts in excess of costs and earnings	(2,144)	(9,105)
Refundable and accrued income taxes	1,981	(1,793)
Operating lease liability	(6,240)	(5,857)
Other	3,028	362
Net cash provided by operating activities	54,907	85,330
Capital expenditures	(10,121)	(14,224)
Proceeds from sales of property, plant and equipment	1,292	—
Other	66	(993)
Net cash used by investing activities	(8,763)	(15,217)
Borrowings on line of credit	—	192,581
Repayments on debt	(2,000)	(5,400)
Payments on line of credit	—	(237,500)
Proceeds from exercise of stock options	4,115	—
Repurchase and retirement of common stock	(22,419)	(4,731)
Dividends paid	(10,060)	(9,751)
Other	(1,853)	(1,261)
Net cash used by financing activities	(32,217)	(66,062)
Increase in cash and cash equivalents	13,927	4,051
Effect of exchange rates on cash	617	(2)
Cash, cash equivalents and restricted cash at beginning of year	47,277	14,952
Cash, cash equivalents and restricted cash at end of period	$61,821	$19,001

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Earnings per Diluted Common Share
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	August 28, 2021	August 29, 2020	August 28, 2021	August 29, 2020
Net (loss) earnings	$(2,116)	$17,658	$8,701	$20,534
Restructuring costs (1)	20,814	—	20,814	—
COVID-19 (2)	—	1,316	—	2,696
Post-acquisition and acquired project matters	—	1,000	—	1,000
Income tax impact on above adjustments (3)	(5,203)	(549)	(5,203)	(902)
Adjusted net earnings	$13,495	$19,425	$24,312	$23,328

	Three Months Ended		Six Months Ended
	August 28, 2021	August 29, 2020	August 28, 2021	August 29, 2020
(Loss) earnings per diluted common share	$(0.08)	$0.67	$0.34	$0.77
Restructuring costs (1)	0.82	—	0.81	—
COVID-19 (2)	—	0.05	—	0.10
Post-acquisition and acquired project matters	—	0.04	—	0.04
Income tax impact on above adjustments (3)	(0.20)	(0.02)	(0.20)	(0.03)
Adjusted earnings per diluted common share	$0.53	$0.73	$0.95	$0.88

Per share amounts are computed independently for each of the items presented so the sum of the items may not equal the total amount.
(1) Adjustment related to previously announced decision to exit certain operations in the Architectural Glass segment and reorganize operations within the Architectural Framing Systems segment, including $15.4 million of asset impairment charges, $4.3 million of employee termination costs and $1.1 million of other costs associated with these restructuring plans.

(2) Adjustment for COVID-19-related costs, primarily incremental labor costs due to quarantine-related absenteeism and personal protective equipment for employees.
(3) Income tax impact calculated using an estimated statutory tax rate of 25%, which reflects the estimated blended statutory tax rate for the jurisdiction in which the charge or income occurred.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Adjusted Operating Income and Adjusted Operating Margin
(Unaudited)
	Three Months Ended August 28, 2021
	Framing Systems Segment		Glass Segment		Corporate	Consolidated
(In thousands)	Operating income	Operating margin	Operating (loss) income	Operating margin	Operating loss	Operating (loss) income	Operating margin
Operating income (loss)	$8,278	5.5%	$(16,995)	(21.4)%	$(7,076)	$(3,068)	(0.9)%
Restructuring costs (1)	2,048	1.4	17,391	21.9	1,375	20,814	6.4
Adjusted operating income (loss)	$10,326	6.9%	$396	0.5%	$(5,701)	$17,746	5.4%

(1) Adjustment related to previously announced decision to exit certain operations in the Architectural Glass segment and reorganize operations within the Architectural Framing Systems segment, including $15.4 million of asset impairment charges, $4.3 million of employee termination costs and $1.1 million of other costs associated with these restructuring plans.

	Three Months Ended August 29, 2020
	Framing Systems Segment		Glass Segment		Corporate	Consolidated
(In thousands)	Operating income	Operating margin	Operating income	Operating margin	Operating (loss) income	Operating income	Operating margin
Operating income (loss)	$11,697	7.6%	$4,976	5.7%	$(2,176)	$23,215	7.3%
COVID-19 (2)	—	—	—	—	1,316	1,316	0.4
Post-acquisition and acquired project matters	—	—	—	—	1,000	1,000	0.3
Adjusted operating income	$11,697	7.6%	$4,976	5.7%	$140	$25,531	8.0%

(2) Adjustment for COVID-19-related costs, primarily incremental labor costs due to quarantine-related absenteeism and personal protective equipment for employees.

	Six Months Ended August 28, 2021
	Framing Systems Segment		Glass Segment		Corporate	Consolidated
(In thousands)	Operating income	Operating margin	Operating (loss) income	Operating margin	Operating loss	Operating income	Operating margin
Operating income (loss)	$16,338	5.4%	$(14,867)	(9.2)%	$(11,607)	$12,973	2.0%
Restructuring costs (1)	2,048	0.7	17,391	10.7	1,375	20,814	3.2
Adjusted operating income (loss)	$18,386	6.1%	$2,524	1.6%	$(10,232)	$33,787	5.2%

(1) Adjustment related to previously announced decision to exit certain operations in the Architectural Glass segment and reorganize operations within the Architectural Framing Systems segment, including $15.4 million of asset impairment charges, $4.3 million of employee termination costs and $1.1 million of other costs associated with these restructuring plans.

	Six Months Ended August 29, 2020
	Framing Systems Segment		Glass Segment		Corporate	Consolidated
(In thousands)	Operating income	Operating margin	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating income (loss)	$18,993	6.3%	$4,482	2.7%	$(4,720)	$29,683	4.9%
COVID-19 (2)	—	—	—	—	2,696	2,696	0.4
Post-acquisition and acquired project matters	—	—	—	—	1,000	1,000	0.2
Adjusted operating income (loss)	$18,993	6.3%	$4,482	2.7%	$(1,024)	$33,379	5.5%

(2) Adjustment for COVID-19-related costs, primarily incremental labor costs due to quarantine-related absenteeism and personal protective equipment for employees.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

EBITDA and Adjusted EBITDA
(Unaudited)
	Three Months Ended		Six Months Ended
	August 28, 2021	August 29, 2020	August 28, 2021	August 29, 2020
Net (loss) earnings	$(2,116)	$17,658	8,701	20,534
Income tax (benefit) expense	(1,919)	5,493	1,753	6,623
Interest expense, net	1,072	1,324	2,310	2,739
Depreciation and amortization	12,828	12,744	25,808	25,284
EBITDA	$9,865	$37,219	38,572	55,180
Restructuring costs (1)	20,814	—	20,814	—
COVID-19 (2)	—	1,316	—	2,696
Post-acquisition and acquired project matters	—	1,000	—	1,000
Adjusted EBITDA	$30,679	$39,535	$59,386	$58,876

(1) Adjustment related to previously announced decision to exit certain operations in the Architectural Glass segment and reorganize operations within the Architectural Framing Systems segment, including $15.4 million of asset impairment charges, $4.3 million of employee termination costs and $1.1 million of other costs associated with these restructuring plans.

(2) Adjustment for COVID-19-related costs, primarily incremental labor costs due to quarantine-related absenteeism and personal protective equipment for employees.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com